Current Language of the Hudson's Stock Certificates:

Number Shares

Incorporated under the laws of the State of Texas

Hudson's Grill International, Inc.

The Corporation is Authorized to issue 100,000,000 Class A Shares - No Par Value

This certifies that is the owner of fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated

Secretary President